   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1998
===============================================================================
                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [ ] Definitive Proxy Statement
 [X] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

                              CENDANT CORPORATION
                           -------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------

     (4) Proposed maximum aggregate value of transactions:
                                                          ---------------------

     (5) Total fee paid.

------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ------------------------------------------------------------------------

     (3) Filing Party:

     ------------------------------------------------------------------------

     (4) Date Filed:

     ------------------------------------------------------------------------

===============================================================================

   On February 23, 1998, Cendant sent a letter to the Arizona Department, the New York Department, the Florida Department and the South Carolina Department and the state insurance commissioners of Georgia and Texas providing additional information about Cendant and refuting allegations previously made by AIG to such commissioners regarding Cendant and its management. A copy of the letter is included hereto.

[CENDANT LOGO]


                                            February 23, 1998


Honorable William Nelson                    Honorable  John A. Greene
Treasurer and Insurance                     Director of Insurance
Commissioner                                Arizona Department of Insurance
Florida Department of Insurance             2910 North 44th Street, Suite 210
200 East Gaines Street                      Phoenix, Arizona 85018-7526
Tallahassee, Florida  32399-0300

Honorable John W. Oxendine                  Honorable Neil D. Levin
Insurance and Fire Safety                   Superintendent of Insurance
Commissioner                                New York State Department
7th Floor - West Tower                      of Insurance
2 Martin Luther King, Jr. Dr.               25 Beaver Street
Atlanta, Georgia  30334                     New York, New York  10004-2319

Honorable Lee P. Jedziniak                  Honorable Elton Bomer
Director of Insurance                       Commissioner
South Carolina Department                   Texas Department of Insurance
of Insurance                                333 Guadalupe Street
1612 Marion Street                          Austin, Texas  78701
P.O. Box 100105
Columbia, South Carolina  29201


     Re:  Application of Cendant Corporation to Acquire
          Control of American Bankers Insurance Group, Inc.
          -------------------------------------------------

Honorable Gentlemen:

         We write to respond to the letter dated February 11, 1998 that you received from American International Group, Inc. purporting to provide you with information about Cendant Corporation.

         In this letter, we further respond to the baseless allegations that AIG has levelled against Cendant and its Chief Executive Officer, Henry Silverman, and

February 23, 1998
Page 2


present more of the true facts which compel the conclusion that Cendant is well qualified to acquire control of ABIG. We have chosen to refrain from participating in any of the mud-slinging engaged in by AIG in its February 11 submission to you; however, we will be pleased to submit our detailed investigation of AIG to you, if appropriate. We trust you will find it highly illuminating.

A.       Cendant's Balance Sheet Is Solid:
         AIG's Attacks on Cendant
         Are Outrageous, False and Meritless


         AIG's efforts to falsely portray Cendant as an "inexperienced, under-capitalized, over-leveraged" company are in direct conflict with the facts and the recent views expressed by Goldman Sachs, AIG's own financial advisor, and by Salomon Smith Barney, the financial advisor to ABIG.

         Here's what Goldman's analyst had to say about Cendant, his number one stock pick, just one day before AIG submitted its letter:

         o "By focusing exclusively on high growth, high margin consistent consumer and business services with a high percentage of recurring revenues and modest capital expenditure needs, Cendant has created one of the best business models we have come across . . . ." [2-10-98 report (emphasis added)]*

         o "Growth opportunities are significant with the tremendous synergies and expanded marketing capabilities between the two merged companies [CUC/HFS]." [Id.]

--------------
   * Referenced documents are located in the Appendix to Cendant's Letter of February 23, 1998.

February 23, 1998
Page 3


         o "We point out management has consistently delivered better than expected results, and Cendant is a cash flow machine, currently generating $1.3 billion in free cash annually and an expected return on equity . . . above 25%." [Id.]

         o "There are very few [other] 25% growth stories on the market with the liquidity of $31 billion market cap that are insulated from the Asian economic crisis." [Id.]

         o    "The branded consumer dominance and earnings consistency makes
              Cendant attractive. . . ." [Id.]

         o "All in all, we believe that Cendant has the recurring revenue potential, unit growth opportunities, and positive industry dynamics to allow it to sustain top-line growth." [Id.]

         Although ABIG now claims that it lacks sufficient information to evaluate Cendant, blaming its ignorance on "provisions of the AIG Merger Agreement" that flatly prohibit the ABIG Board of Directors from "assess[ing] several aspects of the Cendant Offer" (2/6/98 Schedule 14D-9 at 4), ABIG's investment adviser Salomon Smith Barney has had no such problem. Indeed, it has been as ecstatic as Goldman Sachs on the subject of Cendant:

         o "We continue to believe that the combined CUC/HFS (Cendant) will represent a unique combination of an enormously powerful financial model married to a set of growing, potentially highly synergistic businesses." [8-14-97 report]

         o    "We would be aggressive buyers of HFS shares. . . ." [Id.]

         o "We remain bullish on this [CUC/HFS] merger . . . [T]he Company's financial position remains extraordinary, with strong cash generation.

February 23, 1998
Page 4


         We continue to view CUC as an exciting growth company, with ongoing upside earnings potential." [12/3/97 report]

         The unabashed exuberance of Goldman Sachs and Salomon Smith Barney is entirely rational. Cendant is a large, successful and financially strong company. It has a market capitalization in excess of $33 billion, making Cendant one of the 100 largest companies in the U.S. It also has an established reputation as (i) a leading provider of consumer services, with brands such as Avis, the world's largest car rental franchising company; through Century 21, Coldwell Banker and ERA, the world's largest franchised real estate brokerage operations; through Ramada, Howard Johnson, Super 8, Days Inn and Travelodge hotels, the world's largest hotel franchisor; and through RCI, the premier timeshare-exchange service provider, and (ii) an established provider of financial services, with Cendant's PHH Mortgage subsidiary, the largest inbound telemarketing mortgage originator in the country.

         Cendant also has an established history of issuing common equity and securities convertible into common equity to maintain a conservative financial structure. Cendant has book equity of $4.4 billion as of December 31, 1997, and does not pay common dividends. Most recently, in January 1998, Cendant filed a shelf registration statement with the SEC for up to $4 billion in equity and debt

February 23, 1998
Page 5


securities, not only debt securities as AIG conveniently and erroneously asserts in its letter, and intends to complete the placement of more than $1 billion in capital securities this week, further indicating its access to the capital market.

         Contrary to the false impression AIG attempts to create, Cendant will use, and is committed to using, its considerable financial strength to maintain and enhance American Bankers' financial strength. Assuming the successful completion of the tender offer, American Bankers' insurance subsidiaries will be a separate, statutory insurance subsidiary of Cendant.

         Because of Cendant's strong cash flow (more than $1 billion annually in each of the last three years) and minimal capital expenditures (less than 4% of revenues annually), Cendant will have no need to dividend cash or other assets out of American Bankers to Cendant. Moreover, American Bankers will be able both (i) to retain its internally generated funds and (ii) to draw upon the vast financial resources of Cendant for additional capital, should the need arise.

         Against this backdrop, it becomes crystal clear that AIG's accusations impugning Cendant's financial strength are not supported by any factual basis and are an insult to the intelligence of the members of your Department.

February 23, 1998
Page 6


B.  The Cendant Balance Sheet
    is Not "Over-Leveraged"

         AIG's letter incorrectly suggests that Cendant has a "highly over-leveraged balance sheet." In reality, Cendant's credit ratios are very strong, as shown in the following table:

                                     CENDANT - 1997     A AVG.*     AA AVG.**

Free cash flow/debt                       1.2x           0.2x          0.4x
EBITDA/interest                          24.2x           9.2x         14.7x
Pretax income/interest                   19.8x           6.5x         10.6x
Debt/total capital                       22.9%          38.1%         30.5%
(12-31-97)

         AIG's analysis of Cendant's 9-30-97 financial data shamelessly distorts Cendant's situation by conveniently neglecting to take into account Cendant's substantial cash and marketable securities balances. AIG's pseudo-accounting also is disingenuous because it flies in the face of fundamental tenets of credit analysis. While AIG cites a ratio of indebtedness to common equity of 52.6% as of September 30, 1997, the appropriate measure is the ratio of net indebtedness -- i.e., debt less cash and cash equivalents and marketable securities -- to common equity, which was 26.3% as of the same date. Even more helpful is the ratio of net indebtedness to

--------------
*   Average of S&P A-rated companies.
**  Average of S&P AA-rated companies.

February 23, 1998
Page 7


total capital (net debt plus equity), which for Cendant is only 20.8% as of September 30, 1997. The net indebtedness analysis is particularly appropriate as such cash and securities could be, and in fact have been, used to reduce Cendant's outstanding indebtedness. Furthermore, since more than half of Cendant's currently outstanding indebtedness is convertible into common equity, and such common equity is at prices significantly beneath the current market price of the common stock (i.e., is deeply "in the money"), the ratios shown above will improve over time as such debt is converted into common equity.

         AIG also compares Cendant's ratio of debt-to-equity to that of a number of insurance companies, only two of which have a market capitalization as high or higher than Cendant, and claims that Cendant's "leverage would be at the highest end of leverage." What AIG ignores, however, is that insurance companies in general have a lower ratio of debt-to-equity than other companies as a result of the additional leverage they incur by having substantial obligations to policyholders. As an example, AIG's obligations to policyholders at September 30, 1997 were in excess of 340% of AIG's equity on the same day. Thus, with an insightful rather than misleading look at Cendant's financials, one can clearly see that Cendant has a conservative, not a highly leveraged, balance sheet.

February 23, 1998
Page 8


         Cendant not only lacks excessive leverage, it also generates tremendous free cash flow, estimated by Wall Street at $1.3 billion in 1998. This produces coverage ratios two to three times those of other similarly rated companies. And, with a ratio of free cash flow to debt of 1.24 times, if Cendant were to apply its cash flow to debt reduction, it would be capable of repaying all of its outstanding indebtedness in less than one year. Given this tremendous interest coverage (24x in 1997), AIG's contention that American Bankers will be subjected to cash withdrawals to support Cendant's debt is absurd.

         Under the circumstances, it is not surprising to find that Cendant has strong investment-grade ratings from both S&P (single-A) and Moody's (A3). Other companies with similar ratings include the following:

                  INDUSTRIAL COMPANIES

                  Chrysler Corp.                              A/A3
                  Texas Instruments                           A/A3
                  Lucent Technologies                         A/A2

                  INSURANCE COMPANIES

                  W.R. Berkley                                A/A3
                  Aetna, Inc.                                 A/A2
                  Hartford Life                               A/A2
                  CIGNA                                       A/A3

These are blue-chip companies and high-quality insurers, while AIG would have you believe they are "highly over-leveraged."

February 23, 1998
Page 9


         It also bears noting that, as illustrated in Exhibit 13, at least seven of the country's largest credit insurers are owned by non-insurance holding companies that have an S&P credit rating of single-A or lower. This has in no way prevented the affiliated insurance entities from retaining A.M. Best ratings of A or A+. Among these holding companies are General Motors and Ford. Apparently, in AIG's jaundiced view, these venerable corporations have credit ratings which make them unfit to run and operate insurance companies.

         As Standard & Poor's has previously written, "With modest debt levels, strong free cash flow, and cash balances of over $1 billion, credit measures are very strong for the rating." (S&P CreditWeek, Aug. 13, 1997) And, subsequent to the announcement of Cendant's bid to acquire American Bankers, S&P said, "Cendant's financial policy remains moderate, its profitability continues to be strong, and its balance sheet and credit measures are in line with the rating, even on a pro forma basis if they are successful in their bid." (S&P CreditWeek, Feb. 4, 1998)

C.  Cendant's Business Is
    Not Substantially Cyclical

         It is highly ironic for AIG to suggest that Cendant has "exposure to substantial cyclical risks" when it is AIG, not Cendant, that faces significant exposure from the Asian economic crisis. In all events, the assertion is plainly incorrect. Indeed, having evaluated the combination of HFS and CUC in detail, S&P demol-

February 23, 1998
Page 10


ishes AIG's contention, having written: "The characteristics of HFS's business that contribute to its above average business position are the relative stability and predictability of cash flows, low capital intensity and resulting strong free cash flow production, along with its lack of tangible asset exposure. The CUC model is similar, although its software division [only 5% of Cendant's 1998 revenues] presents additional risks and challenges. The combination with CUC presents numerous opportunities to increase revenue and cash flow, primarily through direct marketing of CUC's many products to HFS's large captive customer base. Still, while many cross marketing opportunities exist, Standard & Poor's currently views HFS [now Cendant] as a fairly broad portfolio of profitable and growing individual business units, each having a relatively low degree of business risk." (S&P CreditWeek, Aug. 13, 1997 (emphasis added))

         Moody's expressed the same sentiments. It has said that Cendant's "focus on franchising stabilizes cash flow throughout the economic cycle. Since its royalty and fee stream is linked to revenues and it has no real estate exposure, its earnings are less sensitive to the economic downturns that impact hotels and housing." (Moody's Credit Perspectives, Dec. 22, 1997 (emphasis added))

February 23, 1998
Page 11


D.  AIG's References to "Negative Tangible
    Net Worth" Are Highly Misleading

         AIG's references to Cendant having negative tangible net worth refer to a misleading calculation. There is no doubt that, over time, Cendant has used its resources to purchase intangible assets, rather than only fixed assets. What is important, though, is that the assets purchased have tremendous value in that they generate substantial cash flow. Cendant believes that there is enormous value to its long-term franchise agreements with hotel operators and real estate brokerages, its right to use brand names such as Avis, Ramada, Days Inn, Howard Johnson, Super 8, Travelodge and RCI, and its millions of membership-based relationships with individuals around the world. This is the business model that Cendant has successfully employed for many years, generating growth both internally and through acquisitions that are accretive to earnings and cash flow.

         AIG attempts to confuse the issues and mislead your Department by alternatively -- and inconsistently -- ignoring or distorting GAAP accounting concepts to suit its own purposes. But AIG's efforts to impugn Cendant's accounting are way off base given that Cendant's financial statements have been reviewed and/or approved by the SEC and two "Big Six" accounting firms without any suggestion of improper accounting treatment. And while AIG attempts to create the impression that Cendant's GAAP financial statements somehow reflect financial weakness or

February 23, 1998
Page 12


instability, it is clear that when properly analyzed, GAAP accounting concepts in no way undermine Cendant's financial strength.

         Under purchase accounting, the present value of future payments under franchise contracts (and the renewal thereof) is capitalized on the balance sheet. As a result, the more than $900 million franchise contracts "intangible" on the balance sheet really represent contractual obligations by franchisees to make payments to Cendant (effectively a receivable). Cendant's contractual rights to receive payments from its franchisees are real assets with tremendous value. These franchise contracts vary in length from five to twenty years and cannot be terminated by the franchisee without the payment of sizable liquidated damages. In 1997, franchise contracts in force generated over $800 million in payments to Cendant. In 1998, Cendant's contracts in force as of 1/31/98 will generate over $900 million. The length, stability and high cash flow generated by these contracts all contribute to the earnings stability that each major credit rating agency cites in awarding Cendant its single A investment grade rating. Once these assets are appropriately considered, Cendant's "tangible" net worth as of 12/31/97 is over $1.1 billion. Including goodwill and other "intangibles" -- which reflect the value of trademarks and ongoing business operations -- Cendant's net worth is more than $4 billion. Cendant believes that this book equity figure, when considered in conjunction with

February 23, 1998
Page 13


the Company's $33+ billion market equity value, provides a more accurate picture of Cendant's financial position and wherewithal.

         Cendant's true financial position and the tremendous cash flow its assets generate also do away with AIG's misleading assertion that "[a]n insurance holding company can't contribute negative tangible net worth to its insurance subsidiaries. Claims can't be paid out of intangible assets." Leaving aside the fact that Cendant does not have negative net worth, there is nothing that prevents a holding company that continually generates large amounts of excess cash from contributing such cash to its subsidiaries, regardless of how AIG calculates the holding company's "tangible net worth."

         Furthermore, over the period 1987 to 1997, ABIG has paid out more cash as dividends than it has raised equity by selling common stock. (Exhibit 14) At the same time, ABIG's gross collected premiums have grown from $862.0 million to $2.74 billion. Thus, ABIG has been more than able to supply its own growth capital over an extended period of time. However, were ABIG to need a capital infusion, Cendant's annual cash generation of over $1.3 billion in 1998 would be more than adequate to supply any additional cash.

February 23, 1998
Page 14


E.  Intangible Assets Do Not Make
    Cendant Vulnerable to Business Downturns

         AIG has argued that Cendant's "high level of intangible assets . . . makes Cendant unusually vulnerable to business downturns." This assertion is untrue and illogical.

         As discussed above, rating agencies who have studied Cendant carefully have concluded that its business model provides significant insulation from business cycles. Moreover, given the nature of Cendant's intangible assets (e.g., franchise contracts and valuable intellectual property), there is no reason to believe such assets would be more vulnerable to business downturns than tangible assets like property, plant, equipment and inventory.

         According to Moody's, AIG's "fears" are unfounded: "The ratings of Cendant's subsidiaries, CUC and HFS, recognize the high recurring revenues and strong cash flow of their businesses, the modestly leveraged consolidated balance sheet, and their established track records in building new businesses based on membership programs, brand franchising, and preferred vendor alliances. The ratings also incorporate analysts' expectations that Cendant will maintain a financially prudent approach to funding its active acquisition strategy." (Moody's Credit Perspectives, Dec. 22, 1997)

February 23, 1998
Page 15


F.  The Acquisitions Consummated by Cendant
    Have Been Conservative and Will Continue To Be So

         AIG has argued that "if acquisitions [by Cendant] continue, risk increases." Cendant and the rating agencies disagree. In reviewing the merger of HFS and CUC, Standard & Poor's wrote: "With combined revenues exceeding $4 billion, acquired operations are expected to provide increased diversification and potential synergies . . . ." (S&P CreditWeek, June 4, 1997) Cendant also believes that its prudent acquisition strategy -- acquiring complementary businesses in transactions that are accretive to earnings and cash flow -- permits it to diversify its revenue sources, strengthen its market position and enhance shareholder value. Such a strategy will tend both to reduce the risk inherent in the business and maintain access to sources of equity capital. This has been the proven track record for years, and AIG's gratuitous predictions of potential problems ahead are untrue and entirely insincere.

G.  Cendant Has Ample Relevant
    Experience To Run ABIG

         Although AIG charges that Cendant has "limited experience in the insurance industry," there is no dispute that Cendant has been approved by insurance regulators in New York and Colorado, and there can be no real doubt that Cendant has had more than enough relevant experience to successfully run and expand

February 23, 1998
Page 16


ABIG's business. In this connection, it merits emphasis that ABIG is primarily a marketing company that distributes insurance products on a wholesale basis through financial institutions to the ultimate consumer. As recently explained by one analyst:

         "American Bankers is not truly an insurer. Heavy emphasis on contingent commission and captive reinsurance plans helps to preserve the company's margins, mitigate volatility, and ensure highly visible earnings. Because of such plans, ABIG is not so much an insurer but a distribution company servicing an insurance product." [8-15-96 report of The Chicago Corporation (first emphasis in original)].

         Cendant, of course, has unsurpassed experience in marketing and distributing products, the core business of ABIG, certainly much more so than AIG. As a result, cost savings can be achieved given that Cendant mails and direct markets more than any other company and through a highly technologically sophisticated computer system. On the revenue side of the equation, Cendant plans to sell ABIG's products through Cendant's channels, and plans to sell Cendant products through American Bankers' channels. While AIG attempts to ignore the relevance of Cendant's direct marketing business, American Bankers' 1996 Annual Report shows that "American Bankers leads all other insurance companies in third-party direct marketing and is ranked fifth overall on a list of 36 leading insurance direct marketers." Because the businesses of Cendant and American Bankers overlap, and because Cendant will keep on American Bankers' management to run the ABIG

February 23, 1998
Page 17


business, the potential for synergies is obvious, and Cendant's ability to realize them is unquestionable. In contrast, AIG has virtually no direct marketing experience and, according to publicly available records, writes little or no premium in the lines Credit, Credit Life and Credit A&H.*

H.  AIG's Attacks on Cendant and
    Henry Silverman Are Unwarranted

         AIG has attempted, through baseless accusations, to malign a whole company, including its chairman, management team, and board of directors on which such luminaries as Leonard S. Coleman and The Rt. Hon. Brian Mulroney sit. With respect to AIG's opinions regarding Mr. Silverman's alleged "record," AIG has presented a highly distorted picture in an effort to create issues where none exist. In that connection, it merits emphasis that the "events" raised by AIG are entirely irrelevant in that they revisit ancient history, involving matters 10, 15 and 20 years old. More importantly, no wrongdoing was ever alleged, much less established, against Mr. Silverman. With this context, we note the following:

         o In the 1980's, Mr. Silverman worked at Days Inns at the behest and under the direction of the chain's ultimate owner, Reliance Group Holdings whose affiliates, among other things, are licensed through

--------------
* We note that for all the purported "concerns" expressed in its letter, AIG has not hesitated to lease a substantial portion of its corporate fleet of 1500 automobiles from Cendant and obtain a variety of related services for virtually the entire fleet from Cendant. In fact, AIG just recently switched all its fleet from General Electric Corporation to Cendant.

February 23, 1998
Page 18


              subsidiaries to conduct insurance business in all 50 states except Massachusetts. Mr. Silverman left Days Inns in November of 1989, two years before it filed for bankruptcy. During that ensuing two-year period after his departure, material significant events such as the Gulf War, the recession and the collapse of the high-yield bond market resulted in a significant reduction in domestic travel and the ability to refinance maturing high yield corporate debt and thus had a significant impact on Days Inns' performance.

         o The other Days Inns transactions referenced by AIG were, as AIG concedes in its letter, fully disclosed in filings with the SEC and were undertaken while Days Inns was a closely held company.

         o As to alleged "decreases in quality of the lodging operations as a result of Cendant's franchising strategy" (Compl. P. 25(g)), an "Overall Image Summary" conducted by D.K. Shifflet & Associates, Ltd. for 1994-1996 shows that the quality in service for Ramada and Howard Johnson has increased during such chains' ownership by Cendant.

         o Although AIG suggests that there is something nefarious about Mr. Silverman's former affiliation with Blackstone Capital Group's Capital Partners, it conveniently fails to mention that Maurice Greenberg is a member of the Advisory Board of The Blackstone Group and that AIG or an affiliate is an investor in the Blackstone Capital Partners fund.

         o The management group that ran Amre prior to and at the time it filed for bankruptcy was already in place when HFS made its investment in the corporation, and established its licensor-licensee relationship. HFS played no role in the selection of the Amre management group. HFS had only a 2% equity interest and had three non-management directors on Amre's ten-person board of directors. (Hardly a controlling position.) HFS lost all of its investment along with the rest of the Amre stockholders and also lost substantially all of the license fees payable to it.

February 23, 1998
Page 19


         o John Blair & Co., later renamed Telemundo Group, Inc., entered bankruptcy proceedings 3 1/2 years after Mr. Silverman left the company.

         o With regard to the ERISA litigation, AIG conveniently fails to disclose that the District Court, which decided the case based on a stipulation of facts, explicitly noted that plaintiffs "do not allege any deliberate misconduct or improper delay on the part of defendants in carrying out their duties," and that the "issues raised are of statutory duty and not of overreaching." The John Blair Communications, Inc. Profit Sharing Plan et al. v. Telemundo Group, Inc. Profit Sharing Plan et al., 816 F. Supp. 949, 950 (S.D.N.Y. 1993). The District Court further found that "Plaintiffs have not shown and do not even allege that the delay in transferring the assets was either undue or intentional." 816
              F. Supp. at 952. Indeed, the District Court found in favor of the defendants. The Second Circuit, in reversing, observed that the failure to transfer the investment gains issue was "one of first impression in this Circuit and appears not to have been addressed elsewhere." The John Blair Communications, Inc. Profit Sharing Plan et al. v. Telemundo Group, Inc. Profit Sharing Plan et al., 26 F.3d 360, 364 (2d Cir. 1994). It should also be noted that the matters at issue were technical and legal in nature and that the defendants, including Henry Silverman, were represented by Dewey Ballantine LLP, counsel to American Bankers Insurance Group, Inc.

         o Neither Mr. Silverman nor Cendant avoids regulated industries. Cendant continues to do business in the regulated insurance and mortgage areas, and has obtained regulatory approvals in New York, Colorado and Florida.

                                     * * *

         In sum, all of AIG's charges are baseless and a red-herring designed to deflect attention from the serious and troubling issues surrounding AIG, its shareholders and managers, and its significantly lower bid to acquire American

February 23, 1998
Page 20


Bankers. The plain and true facts concerning Cendant establish that it is well qualified to acquire and manage the business of ABIG.


                                        CENDANT CORPORATION


                                        /s/ Henry R. Silverman
                                        --------------------------------------
                                        Henry R. Silverman
                                        President and Chief Executive Officer


cc:  Maurice R. Greenberg
     (c/o Richard H. Klapper, Esq.)
     R. Kirk Landon
     (c/o Robert C. Myers, Esq.)